Exhibit 5.1

December 12, 2012

Board of Directors

Webster Financial Corporation

Webster Plaza

145 Bank Street

Waterbury, CT 06702

Re: Prospectus Supplement to the Shelf Registration Statement on Form S-3 (File No. 333-178642)

Ladies and Gentlemen:

We are acting as counsel to Webster Financial Corporation, a Delaware corporation (the “Company”), in connection with the sale by Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (collectively, the “Selling Stockholders”) of 10,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to a prospectus supplement dated December 7, 2012 and the accompanying prospectus dated December 20, 2011 (such documents, collectively, the “Prospectus”) that form a part of the Company’s effective registration statement on Form S-3 (File No. 333-178642) (the “Registration Statement”), and the underwriting agreement dated as of December 7, 2012 (the “Underwriting Agreement”) by and among the Company, the Selling Stockholders, and the Barclays Capital Inc. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been validly issued and fully paid and are nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K, which Form 8-K will be incorporated by reference into the Registration Statement and the Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP